SECOND AMENDMENT TO AGREEMENTS

This Second Amendment to Agreements (the "Agreement") is made and entered into by and between Datatek Group Corporation, a Texas corporation formerly known as Datatek Consulting Group Corporation ("Buyer"), Diversified Corporate Resources, Inc., a Texas corporation (herein referred to as either "DCRI" or the "Company"), Datatek Corporation, a Delaware corporation ("Seller"), Julia L. Wesley ("Wesley"), and Michael P. Connolly ("Connolly").

W I T N E SS E T H:

WHEREAS, the parties hereto are parties to that certain Purchase Agreement (related to the sale of assets by Seller to Buyer) dated March 6, 2000 (the "Purchase Agreement"); and

WHEREAS, Wesley, DCRI and Buyer are parties to that certain Employment Agreement Re: Wesley dated March 6, 2000 (the "Wesley Agreement"); and

WHEREAS, Connolly, DCRI and Buyer are parties to that certain Employment Agreement Re: Connolly dated March 6, 2000 (the "Connolly Agreement"); and

WHEREAS, the parties hereto desire to enter into this Agreement to amend the Purchase Agreement, the Wesley Agreement, and the Connolly Agreement.

NOW THEREFORE, for good and valuable consideration, the parties hereto contract and agree as follows:

1. By execution of this Agreement, the parties hereto acknowledge and agree to the facts set forth in the preamble to this Agreement.

2. The parties hereto acknowledge that (a) the amount required to have been paid to Seller, on January 2, 2003, pursuant to Section 2.1 (b) 2 of the Purchase Agreement, was $170,625.00 (herein referred to as the "2003 Required Payment"), (b) the Purchase Agreement is hereby amended so the 2003 Required Payment is payable in monthly installments of $17,062.50 (with each installment to include an additional amount equal to the accrued interest then payable as herein provided) on the first day of each month from May, 2003, until February, 2004 (both months inclusive), (c) there is no change in the remaining amount to be paid by the Company to Seller pursuant to the Purchase Agreement, with $170,625.00 being payable on January 1, 2004 (such payment is herein referred to as the "2004 Required Payment"), and (d) none of the parties hereto are deemed to be in default of the Purchase Agreement, the Wesley Agreement, or the Connolly Agreement.

3. The obligation of the Company to make payments to Seller, pursuant to the Purchase Agreement (as hereby amended), which are in excess of the payments permitted to be made to Seller under that certain Subordination Agreement (the "Subordination Agreement") between the Company, the Seller, Wesley, Connolly, and Greenfield Commercial Credit, L.L.C. ("Greenfield"), is subject to the prior written approval of Greenfield. Moreover, Greenfield must consent to all terms of this Agreement including, but not limited to, all monthly payments to be made by Company pursuant to Section 2 herein. The Company agrees to use its best efforts to secure such approval and is confident that such approval will be obtained promptly. However, if such approval is not obtained, (a) the Company remains obligated to make payments, of the 2003 Required Payment, to Seller which are in compliance with the Subordination Agreement, (b) subject to the applicable grace period as herein provided, the Company and the Buyer shall be deemed to be in default of the Purchase Agreement at such time as the Company defaults in making any of the monthly payments required to be made by the Company, pursuant to Section 2 of this Agreement, with respect to the 2003 Required Payment, and (c) notwithstanding anything to the contrary in the Subordination Agreement, the parties hereto agree that the obligation of the Company to pay the 2003 Required Payment shall mature and be payable in full at the earlier of the following dates: (i) the date on which the Company shall pay in full all amounts owed to Greenfield, or (ii) February, 2004.

4. The parties hereto acknowledge and agree that the Purchase Agreement is hereby amended as follows:

    Interest on the 2003 Required Payment shall accrue at the rate of twelve percent per annum (12%) from January 1, 2003. Provided, however, if the 2003 Required Payment and accrued interest are not paid in full pursuant to this Agreement, interest shall accrue and is payable in the manner specified in the Purchase Agreement.

    Buyer and the Company shall be in default of the obligation of Buyer and the Company to pay the installments of the 2003 Required Payment, to pay any other amount required to be paid by the Purchase Agreement, or to pay interest as provided in Section 4(a) of this Agreement if not paid when scheduled therein, without consideration of the application of the Subordination Agreement, unless such payments are made within fifteen (15) days from the date the Company receives written notice from Seller that a payment required to have been made by this Agreement or the Purchase Agreement was not made at the required time.

    For 2002 and 2003, Seller shall be paid a bonus amount (if and to the extent earned) equal to twenty-five percent (25%) of the Buyer's EBITDA (as used herein, such term is defined to be earnings before interest, taxes, depreciation and amortization) in excess of $900,00.00 for the year involved, with such EBITDA calculated each year in the manner specified in the Purchase Agreement except that both EBITDA calculations shall be subject to the following conditions: the Buyer or the Company (i) shall not be entitled to deduct any amount for the Company's normal, intercompany overhead allocation or for professional fees paid for by the Company (herein such amounts are collectively referred to as the "Corporate Charge"), and (ii) shall be entitled to deduct $60,000.00 per annum (based upon $5,000.00 per month) as an amount which the parties agree to be reasonable in connection with the Company's costs of providing accounting and IT related services to the Buyer for the year involved; provided, however, such amount may be revised for 2003 if the level of activities for Buyer change dramatically from the level of activity for 2002 (any such change must be reasonable and must be mutually agreed upon by the parties hereto, in advance of any change in the deduction being taken). If earned, such bonus amounts are payable on or before April 15, 2003 for the 2002 bonus, and on or before April 15, 2004 for the 2003 bonus.

5. Notwithstanding anything to the contrary in the Purchase Agreement, the Wesley Agreement, or the Connolly Agreement, if Buyer and the Company default in the manner specified in Section 4(b) of this Agreement, neither Seller, Wesley or Connolly shall thereafter be required to comply with the restrictive covenants set forth in Section 14.18 (a)(i) of the Purchase Agreement, (ii) Paragraphs 8 or 9 of the Wesley Agreement, or (iii) Paragraphs 8 or 9 of the Connolly Agreement.

6. Both the Wesley Agreement and the Connolly Agreement are also amended hereby as follows:

a. Neither Buyer nor the Company is obligated to pay to Wesley or to Connolly, for any period of time, any amount(s) based upon a percentage of the revenues generated or received by the Buyer and/or the Company with respect to "pass-through business", such as the portion of the revenues generated by the Buyer from or with respect to services and/or contract personnel provided (directly or indirectly) by third party subcontractors to Wells Fargo Services Company, and/or any affiliated entity or entities (collectively referred to herein as "Wells Fargo"), pursuant to the Buyer's contract with Wells Fargo. The parties acknowledge that the total amount of "pass-through business" for 2002 was $9,764,719, and that any change to this number must be mutually agreed upon by the parties to this Agreement.

b. For 2003 and thereafter, neither the Buyer nor the Company are obligated to pay Wesley or Connolly any amount based on one percent (1%), or two percent (2%) in the aggregate, of the revenues generated or received by the Buyer from or with respect to any clients, customers or contracts.

c. For 2003, the Buyer and the Company shall pay to both Wesley and Connolly (i) an annual salary of $100,000.00 (payable on a monthly basis) as compensation, and (ii) an additional $50,000.00 per annum (payable in equal monthly installments) as a draw (herein collectively referred to as "Executive Draw") against commissions (as herein defined) earned by the respective individuals in 2003.

d. For the year 2003, the Company shall pay commissions to both Wesley and Connolly which shall be based upon the Buyer's EBITDA for 2003, and which are hereby defined to be an amount equal to the sum of the following: (i) five percent (5%) of the Buyer's EBITDA for 2003, (ii) two and one-half percent (2.5%) of the Buyer's EBITDA for 2003 in excess of $1,250, 000.00, and (iii) two and one-half percent (2.5%) of the Buyer's EBITDA for 2003 in excess of $1,750,000.00. If one or both Wesley and Connolly are employed by the Buyer for less than all of 2003, for any reason, calculation of commissions earned will not change, but the amount of commissions payable to the individual(s) not employed for the full year will be proportionate to the period of time such individual(s) was employed by the Buyer (for example, if Wesley is only employed for six months in 2003, the commissions, if any, payable to her would be reduced by fifty percent (50%). The amount of commissions earned by Wesley and Connolly for 2003 shall be promptly determined by the Buyer in 2004, and the amount of commissions earned by each such individual, after deducting therefrom the amount of Executive Draw paid to such individual, shall be paid to them on or before April 15, 2004. In making the calculation of Buyer's EBITDA for 2003, no deduction shall be made by the Company for the Corporate Charge, but the Buyer shall be entitled to deduct $60,000.00 per annum (based upon $5,000.00 per month) as an amount which the parties agree to be reasonable in connection with the Company's costs of providing accounting and IT related services to the Buyer for 2003; provided, however, such amount may be revised if the level of activities for Buyer in 2003 change dramatically from the level of activity for 2002 (any such change must be reasonable and must be mutually agreed upon by the parties hereto, in advance of any change in the deduction being taken).

f. If Wesley and/or Connolly do not earn sufficient commissions in 2003 to equal or exceed the amount of the Executive Draw paid to such individual, the shortfall amount (which is hereby defined to be the amount of the Executive Draw paid, less the amount of commissions earned by such individual for 2003), shall be deemed to be earned compensation and shall not be repayable to the Buyer.

g. Unless and until the Company shall inform Wesley and Connolly to the contrary, during the period of time of employment by the Buyer, both Wesley and Connolly shall report directly to Allan Hartley in connection with performing their duties on behalf of the Buyer.

7. Unless and until the Buyer and the Company are notified in writing to the contrary by Wesley and Connolly, all amounts payable to Seller pursuant to the Purchase Agreement or to this Agreement shall actually be paid in equal proportions to Wesley and Connolly.

8. Except as otherwise amended herein, the Purchase Agreement, the Wesley Agreement the Connolly Agreement remain in full force and effect.

9. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

This Agreement is effective as of January 1, 2003, but is actually executed this 18th day of February, 2003.

DIVERSIFIED CORPORATE RESOURCES CORPORATION

By: /s/ J. Michael Moore

DATATEK GROUP CORPORATION

By: /s/ J. Michael Moore

DATATEK CORPORATION

By: /s/ Julia A. Wesley
Julia L. Wesley, President

/s/ Julia A. Wesley
Julia L. Wesley

/s/ Michael P. Connolly
Michael P. Connolly